[ROFIN LOGO] [GRAPHIC OMITTED]
                                                ROFIN-SINAR TECHNOLOGIES




- PRESS RELEASE -

Contact:     Thorsten Frauenpreiss
             Gunther Braun
             Rofin-Sinar
             734-455-5400
             - or -
             011-49-40-733-63-256


ROFIN-SINAR REPORTS RESULTS FOR THE THIRD QUARTER FISCAL YEAR 2006

SALES AND ORDER BACKLOG AT RECORD LEVEL


Plymouth, MI / Hamburg, Germany, August 3, 2006 - ROFIN-SINAR Technologies Inc. (NASDAQ: RSTI), one of the world's leading developers and manufacturers of high-performance laser beam sources and laser-based solutions, today announced results for its third quarter and nine months ended June 30, 2006.

FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data)


                     Three months ended             Six months ended
                    6/30/06   6/30/05   % Change   6/30/06   6/30/05  % Change
                    --------  --------  ---------  --------  -------- --------
Net sales           $109,648  $ 89,528   +  22 %   $304,800  $276,253  +  10 %
Net income          $ 12,919  $  8,407   +  54 %   $ 35,940  $ 25,663  +  40 %
Earnings per share
  "Diluted" basis   $   0.82  $   0.54             $   2.30  $   1.65


The diluted earnings per share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for June 30, 2005, which was 15.6 million and did not include stock-based compensation expense under SFAS 123R. The quarter ended June 30, 2006, calculation is based on 15.7 million weighted-average shares outstanding and includes $1.0 million ($0.9 million net of tax) of stock compensation expense related to the implementation of SFAS 123R.

"We are very pleased with our third quarter results especially as we achieved new record highs in sales and order backlog. This success is a result of strong performance across all our businesses, and confirms that we are on target with our growth strategy through our focus on targeted industries and applications", commented Gunther Braun, CEO and President of RSTI, on the results.










FINANCIAL REVIEW

Third Quarter

Net sales totaled $109.6 million for the third quarter ended June 30, 2006, a 22%, or $20.1 million increase over the comparable quarter of fiscal 2005. Currency exchange fluctuations had nearly no impact on sales this quarter. Gross profit totaled $46.9 million, compared to $36.5 million in the same period of fiscal year 2005, gross profit margin increased by 2% to 43% of net sales. Net income amounted to $12.9 million, or 12% of net sales, compared to $8.4 million, or 9% of net sales, in the same period last year. Diluted earnings per share equaled $0.82 for the quarter, based upon 15.7 million weighted-average common shares outstanding, compared to diluted earnings per share of $0.54 based upon 15.6 million weighted-average common shares outstanding for the same period last fiscal year. The third quarter ended June 30, 2006, was impacted by the implementation of SFAS 123R, which resulted in $0.9 million net of income tax stock-based compensation expense.

SG&A increased by $5.1 million to $20.3 million, representing 19% of net sales. In contrast, the amortization expense in the third quarter of fiscal year 2006 decreased by $0.4 million over the comparable period last year to $0.9 million because a portion of the intangibles acquired with PRC and Lee Laser became fully amortized. Also, net R&D expenses increased by $0.6 million to $6.2 million, representing 6% of net sales.

Compared to the third quarter ended June 30, 2005, net sales of laser products for macro applications increased by 23% to $53.2 million, while net sales of lasers for marking and micro applications increased by 22% to $56.4 million.


Nine Months

For the nine months ended June 30, 2006, net sales totaled $304.8 million, an increase of $28.5 million or 10% over the comparable period in 2005. The strengthening of the US-dollar, mainly against the Euro, had the effect to decrease net sales by $11.4 million. Gross profit for the period was $131.2 million, $20.9 million higher than in 2005. Net income for the nine month period ended June 30, 2006, totaled $35.9 million, with diluted earnings per share of $2.30 based upon the weighted average of 15.6 million common shares outstanding. The nine month period was impacted by the implementation of SFAS 123R, which resulted in $ 2.1million net of income tax stock-based compensation expense.

Net sales of lasers for macro applications increased by $6.1 million or 4% to $148.2 million and net sales of lasers for marking and micro applications increased by $22.5 million or 17% to $156.6 million from the comparable period in fiscal 2005.

On a geographical basis, net sales in North America in the first nine months showed an increase of 17% and totaled $95.4 million (2005: $81.8 million). In Europe/Asia, net sales increased by 8% to $209.4 million (2005: $194.4 million).

Order entry for the third quarter was $114.4 million, the second highest in Company history. This resulted in an order backlog on June 30, 2006, of $93.5 million for laser products.


OUTLOOK

"With a record backlog and a wide product portfolio servicing a highly diversified customer base, we are looking quite confident into the near future. The high demand for our macro laser products from the machine tool industry, and for our micro and marking laser products mainly from the medical device and electronics industry, should support our business in the next quarters", commented Dr. Peter Wirth, Executive Chairman of the Board.



With operational headquarters in Plymouth, Michigan, and Hamburg, Germany, Rofin-Sinar Technologies Inc. designs, develops, engineers and manufactures laser sources and laser-based system solutions for a wide range of applications. With production facilities in the US, Germany, UK, Sweden, Singapore and Japan, Rofin-Sinar is one of the world's leading designers and manufacturers of industrial lasers and currently has more than 22,000 laser units installed worldwide and serves more than 3,000 customers. Rofin-Sinar's shares trade on the NASDAQ National Market System under the symbol RSTI and are listed in Germany in the "Prime Standard" of the Frankfurt Stock Exchange under ISIN US7750431022. Additional information is available on Rofin-Sinar's home page: http://www.rofin.com.

A conference call is scheduled for 11:00 AM EST, today, Thursday, August 3, 2006. This call is also being broadcast live over the internet in listen-only mode. For live webcasting, go to http://www.rofin.com at least 10 minutes prior to the call in order to download and install any necessary software. (For more information, please contact Reema Parikh at 212-889-4350 or Erin Gordon at +44(0) 207 614 2900)



(Tables to follow)













































ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands, except per share data)

                                    Three Months            Nine Months
                                       Ended                   Ended
                                    (unaudited)             (unaudited)
                               ----------------------  ----------------------
                                6/30/06      6/30/05    6/30/06      6/30/05
                               ----------  ----------  ----------  ----------
-Macro                         $  53,176   $  43,196   $ 148,155   $ 142,111
-Micro                            56,472      46,332     156,645     134,142
                               ----------  ----------  ----------  ----------
Net sales                        109,648      89,528     304,800     276,253
Cost of goods sold                62,785      53,018     173,608     165,979
                               ----------  ----------  ----------  ----------
    Gross profit                  46,863      36,510     131,192     110,274
Selling, general, and
    administrative expenses       20,306      15,203      56,180      48,844
Intangibles amortization             909       1,250       2,637       4,091
Research and development expenses  6,164       5,613      17,752      17,099
                               ----------  ----------  ----------  ----------
    Income from operations        19,484      14,444      54,623      40,240
Other expense (income)           (   911)      1,137     ( 2,017)        238
                               ----------  ----------  ----------  ----------
    Income before income taxes
      and minority interest       20,395      13,307      56,640      40,002
Income tax expense                 7,239       4,734      20,079      13,964
                               ----------  ----------  ----------  ----------
    Income before minority
        interest                  13,156       8,573      36,561      26,038
Minority interest                    237         166         621         375
                               ----------  ----------  ----------  ----------
    Net income                  $ 12,919    $  8,407    $ 35,940    $ 25,663
                               ==========  ==========  ==========  ==========
Net income per common share
  * "diluted" basis             $   0.82    $   0.54    $   2.30    $   1.65
 ** "basic" basis               $   0.84    $   0.56    $   2.36    $   1.70

* The diluted net income per common share calculation is based on the weighted-average shares outstanding and the potential dilution from common stock equivalents (stock options) for each period presented, which was 15.7 million and 15.6 million for the three month periods and 15.6 million and
   15.5 million for the nine month periods ending June 30, 2006 and 2005. In addition the quarter and the nine month period ended June 30, 2006, include $1.0 million ($0.9 million net of tax), and $2.3 million ($2.1 million net of tax), respectively, of stock compensation expense related to the implementation of SFAS 123R.

** The basic net income per common share calculation is based on the weighted-average shares outstanding for each period presented, which was 15.3 million and 15.1 million for the fiscal quarters ending June 30, 2006 and 2005, and 15.3 million and 15.1 million for the nine month periods.


ROFIN-SINAR TECHNOLOGIES INC.
CONSOLIDATED BALANCE SHEETS

(dollars in thousands)
                                                       At            At
                                                     6/30/06       9/30/05
                                                   -----------   -----------
ASSETS
  Cash, cash equivalents and
    short term investments                          $ 144,104      $ 119,277
  Trade accounts receivable, net                       86,743         77,523
  Inventories net                                     123,410        107,105
  Other current assets                                 14,671         12,610
                                                   -----------     ----------
    Total current assets                              368,928        316,515

  Net property and equipment                           36,433         34,221
  Other non-current assets                             79,734         77,902
                                                   -----------     ----------
    Total non-current assets                          116,167        112,123
                                                   -----------     ----------
    Total assets                                    $ 485,095      $ 428,638
                                                   ===========     ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
  Short-term debt                                   $  16,424      $  20,152
  Accounts payable, trade                              19,790         14,702
  Other current liabilities                            66,453         59,658
                                                   -----------     ----------
    Total current liabilities                         102,667         94,512

  Long-term debt                                       19,800         20,850
  Other non-current liabilities                        21,231         19,110
                                                   -----------     ----------
    Total liabilities                                 143,698        134,472
    Net stockholders' equity                          341,397        294,166
                                                   -----------     ----------
    Total liabilities and stockholders' equity      $ 485,095      $ 428,638
                                                   ===========     ==========

The Company's conference call will include discussions relative to the current quarter results and some comments regarding forward-looking guidance on future operating performance.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act.

Certain information in this press release that relates to future plans, events or performance, including statements such as the demand for our Macro products, in particular the CO2 laser product lines and specific welding applications, gained steady momentum, our Micro and Marking products will continue to benefit from the positive business environment and we believe that our commitment to the Asian markets will further enhance our future growth is forward-looking and is subject to important risks and uncertainties that could cause actual results to differ. Actual results could differ materially based on numerous factors, including currency risk, competition, risk relating to sales growth in CO2, diode, and Nd:YAG lasers, cyclicality, conflicting patents and other intellectual property rights of third parties, potential infringement claims and future capital requirements, as well as other factors set forth in our annual report on form 10-K. These forward-looking statements represent the Company's best judgment as of the date of this release based in part on preliminary information and certain assumptions which management believes to be reasonable. The Company disclaims any obligation to update these forward-looking statements.